Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

The Board of Directors

Zion Oil & Gas, Inc.

We hereby consent to the incorporation by reference in this Registration Statement on Form S-8 of our report dated March 10, 2015, with respect to the financial statements of Zion Oil & Gas, Inc., which appear in its Annual Report on Form 10-K/A for the year ended December 31, 2014.

/s/ MALONE BAILEY, LLP
www.malone-bailey.com
Houston, Texas
December 8, 2015